Page 1 of 11

                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                             (Amendment No. 2)*

                         UNIVERSAL ELECTRONICS INC.
-----------------------------------------------------------------------------
                              (Name of Issuer)


                   Common Stock, $.01 par value per share
-----------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 913483 10 3
                            --------------------
                               (CUSIP Number)

                              February 9, 1999
-----------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G

CUSIP No.  913483 10 3                                           Page 2 of 11
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Geoffrey Nixon
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                 (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Zealand
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY           7,400
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH                7,400
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,400
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1% (based on 6,466,856 shares outstanding at 9/30/98)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     IN
_____________________________________________________________________________

                                SCHEDULE 13G

CUSIP No.  913483 10 3                                           Page 3 of 11
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Mission Partners, L.P. (EIN# 33-0569956)
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                 (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           271,950

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           271,950
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     271,950
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.2% (based on 6,466,856 shares outstanding at 9/30/98)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     PN
_____________________________________________________________________________

                                SCHEDULE 13G

CUSIP No.  913483 10 3                                           Page 4 of 11
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Liberty Nominees Limited (EIN# N/A)
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                 (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New Zealand
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           55,250

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           55,250
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     55,250
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.8% (based on 6,466,856 shares outstanding at 9/30/98)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     CO
_____________________________________________________________________________

                                SCHEDULE 13G

CUSIP No.  913483 10 3                                           Page 5 of 11
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Horizon Offshore, Ltd. (EIN# N/A)
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                 (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           56,500

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           56,500
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     56,500
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9% (based on 6,466,856 shares outstanding at 9/30/98)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     CO
_____________________________________________________________________________

                                SCHEDULE 13G

CUSIP No.  913483 10 3                                           Page 6 of 11
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     M Partners L.P. (EIN# 13-3783468)
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                 (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           25,600

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           25,600
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     25,600
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.4% (based on 6,466,856 shares outstanding at 9/30/98)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     PN
_____________________________________________________________________________

                                SCHEDULE 13G

CUSIP No.  913483 10 3                                           Page 7 of 11
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Mayfair Capital Fund, L.P. (EIN# 13-4024777)
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [X]

                                                                 (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
_____________________________________________________________________________
               5    SOLE VOTING POWER

NUMBER OF           263,300

SHARES
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           263,300
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     263,300
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.1% (based on 6,466,856 shares outstanding at 9/30/98)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     PN
_____________________________________________________________________________

                                SCHEDULE 13G

CUSIP No.  913483 10 3                                           Page 8 of 11

Item 1.   Name of Issuer and Address

          (a) The name of the issuer is Universal Electronics Inc., a Delaware corporation ("UE").

          (b) The principal executive offices of UE are located at 6101 Gateway Drive, Cypress, CA 90630.

Item 2. Identity, Address, Citizenship, Title of Class of Securities and CUSIP Number

Items 2(a), (b), (c)

          This statement on Schedule 13G ("Statement") is filed by Geoffrey Nixon ("Nixon"), Mission Partners, L.P. ("Mission"), Liberty Nominees Limited ("Liberty"), Horizon Offshore, Ltd. ("Horizon"), M Partners L.P. ("M Partners") and Mayfair Capital Fund, L.P. ("Mayfair") (collectively the "Group"; each member of the Group being hereinafter referred to individually as a "Member" and collectively as "Members"). Nixon's principal business address is 11 West 42nd Street, 19th Floor, New York NY 10036. Nixon is a citizen of the Country of New Zealand. Mission's principal business address is 11 West 42nd Street, 19th Floor, New York, NY 10036. Mission is a Delaware limited partnership. MCM Associates, Ltd., a Delaware corporation ("MCM"), is the sole general partner of Mission and, as such, MCM has full voting and dispositive power with respect to all of the securities owned by Mission. Nixon is the sole officer, director and shareholder of MCM. Liberty's principal business address is at P.O. Box 10-246, Wellington, New Zealand. Liberty is a private New Zealand company. Liberty has established an account over which MCM has sole investment discretion. It is the account over which MCM has sole investment discretion that has purchased the shares of UE Common Stock (as defined below). Horizon's principal business address is at c/o International Management Services, Limited, Harbour Centre, North Church Street, P.O. Box 616, George Town, Grand Cayman, Cayman Islands, B.W.I. Horizon is a private Cayman Islands investment corporation. MCM is the sole investment manager of Horizon and MCM has full voting and dispositive power with respect to all of the securities owned by Horizon. M Partners principal business address if at 42 Pleasant Street, Watertown, MA 02172. M Partners is a New York limited partnership. M Partners has established an account over which it has given sole investment discretion to MCM. It is the account over which MCM has sole investment discretion that has purchased shares of UE Common Stock. Mayfair's principal business address is 11 West 42nd Street, 19th Floor, New York, NY 10036. Mayfair is a Delaware limited partnership. MCM Capital Management, LLC, a Delaware limited liability company (the "LLC"), is the sole general partner of Mayfair and, as such, LLC has full voting and dispositive power with respect to all of the securities owned by Mayfair. Nixon is the sole manager and principal member of LLC. The other member of the LLC is Nixon's wife.

Item 2(d), (e)

This Statement relates to the Common Stock, $.01 per value per share (the "UE Common Stock") of UE. The CUSIP number for the UE Common Stock is
913483 10 3.

                                SCHEDULE 13G

CUSIP No.  913483 10 3                                           Page 9 of 11

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a :

          Not Applicable

Item 4    Ownership

Item 4(a), (b)

          Nixon owns 7,400 shares of UE Common Stock, representing 0.1% of UE's issued and outstanding shares (based on 6,466,856 shares outstanding at September 30, 1998). Mission owns 271,950 shares of UE Common Stock, representing 4.2% of UE's issued and outstanding shares (based on 6,466,856 shares outstanding at September 30, 1998). Liberty owns 55,250 shares of UE Commons Stock, representing 0.8% of UE's issued and outstanding shares (based on 6,466,856 shares outstanding at September 30, 1998). Horizon owns 56,500 shares of UE Common Stock, representing 0.9% of UE's issued and outstanding shares (based on 6,466,856 shares outstanding at September 30, 1998). M Partners owns 25,600 shares of UE Common Stock representing 0.4% of UE's issued and outstanding shares (based on 6,466,856 shares outstanding at September 30, 1998). Mayfair owns 263,300 shares of UE Common Stock representing 4.1% of UE's issued and outstanding shares (based on 6,466,856 shares outstanding at September 30, 1998).

Item 4(c)

          Each Member is the sole beneficial owner of the securities identified in subsection (a) above. MCM, as the sole general partner of Mission, has sole voting and dispositive power over the UE Common Stock owned by Mission. MCM, as the sole investment manager of an account established by Liberty, has sole voting and dispositive power over the shares of UE Common Stock owned by Liberty. MCM as the sole investment manager of Horizion, has sole voting and dispositive power over the shares of UE Common Stock owned by Horizon. MCM, as the sole investment manager of an account established by M Partners, has sole voting and dispositive power over the UE Common Stock owned by M Partners. LLC, as the sole general partner of Mayfair, has sole voting and dispositive power over the UE Common Stock owned by Mayfair.

Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

                                SCHEDULE 13G

CUSIP No.  913483 10 3                                          Page 10 of 11

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of Group

          Not Applicable

Item 10.  Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SCHEDULE 13G

CUSIP No.  913483 10 3                                          Page 11 of 11

                                  SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 1999

                                   /s/ Geoffrey Nixon
                                   -----------------------------------------
                                   GEOFFREY NIXON

                                   MISSION PARTNERS, L.P.
                                   By:  MCM Associates, Ltd., General Partner

                                   By:  /s/ Geoffrey Nixon
                                   -----------------------------------------
                                        Geoffrey Nixon, President

                                   LIBERTY NOMINEES LIMITED
                                   By:  MCM Associates, Ltd., Investment
                                        Manager

                                   By:  /s/ Geoffrey Nixon
                                   -----------------------------------------
                                        Geoffrey Nixon, President


                                   HORIZON OFFSHORE, LTD.

                                   By:  /s/ Geoffrey Nixon
                                   -----------------------------------------
                                        Geoffrey Nixon, Director


                                   M PARTNERS, L.P.
                                   By:  MCM Associates, Ltd., Investment
                                        Manager

                                   By:  /s/ Geoffrey Nixon
                                   -----------------------------------------
                                        Geoffrey Nixon, President


                                   MAYFAIR CAPITAL FUND, L.P.
                                   By:  MCM Capital Management, LLC,
                                        General Partner


                                   By:  /s/ Geoffrey Nixon
                                   -----------------------------------------
                                        Geoffrey Nixon, Manager